Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this annual report on Form 10-K of our report dated April 22, 2021 (except for Notes 2, 3 and 4 as to which the date is February 17, 2022), related to the financial statements of Bitwise 10 Crypto Index Fund for the year ended December 31, 2020.

/s/ WithumSmith+Brown, PC

New York, New York
February 24, 2023